Exhibit 21.1

Subsidiaries of the Registrant

Name	State of Incorporation	Other Names Under Which the Subsidiary Does Business

CrossFirst Bank	Kansas	Farmers & Stockmens Bank (NM) Central Bank & Trust (CO) CB&T Mortgage (CO)
CrossFirst Investments, Inc.	Kansas
CFBSA I, LLC	Kansas
CFBSA II, LLC	Kansas